Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S‑8 No. 333‑137144)—Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan,
(2)	Registration Statement (Form S‑8 No. 333‑176911)—Helmerich & Payne, Inc. 2010 Long-Term Incentive Plan,
(3)	Registration Statement (Form S‑8 No. 333‑213053)—Helmerich & Payne, Inc. 2016 Omnibus Incentive Plan;

of our reports dated November 16, 2018, with respect to the consolidated financial statements of Helmerich & Payne, Inc. and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc. included in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. for the year ended September 30, 2018.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
November 16, 2018